As filed with the Securities and Exchange Commission on November 3, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aquantia Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-1199709
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

105 E. Tasman Drive

San Jose, California 95134

(Address of principal executive offices) (Zip code)

2004 Equity Incentive Plan

2015 Equity Incentive Plan

2017 Equity Incentive Plan

2017 Employee Stock Purchase Plan

(Full titles of the plans)

Faraj Aalaei

President and Chief Executive Officer

Aquantia Corp.

105 E. Tasman Drive

San Jose, California 95134

(408) 228-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Babak Yaghmaie

Robert W. Phillips

Joshua A. Kaufman

Cooley LLP

1114 Avenue of the Americas

New York, New York 10036

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.00001 per share
2004 Equity Incentive Plan	820,118(2)	$2.07(6)	$1,697,645	$212
2015 Equity Incentive Plan	3,024,007(3)	$5.21(7)	$15,755,077	$1,962
2017 Equity Incentive Plan	1,618,735(4)	$9.00(8)	$14,568,615	$1,814
2017 Employee Stock Purchase Plan	647,494(5)	$7.65(9)	$4,953,330	$617
Total			$36,974,667	$4,605

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock (the “Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Common Stock.
(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Registrant’s 2004 Equity Incentive Plan (the “2004 Plan”). The 2004 Plan expired in accordance with its terms in October 2014 and no further stock awards may be granted under the 2004 Plan. If shares reserved under the 2004 Plan are forfeited, withheld or otherwise return to the Registrant, such shares will become available for the grant of new stock awards under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”).
(3)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2015 Plan. The 2015 Plan expired in accordance with its terms upon the effectiveness of the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) on November 2, 2017. If shares reserved under the 2015 Plan are forfeited, withheld or otherwise return to the Registrant, such shares will become available for the grant of new stock awards under the 2017 Plan.
(4)	Represents shares of Common Stock reserved for issuance under the 2017 Plan. The number of shares reserved for issuance under the 2017 Plan will automatically increase on January 1st each year, beginning on January 1, 2018 and continuing through January 1, 2027, by the lesser of (a) five percent (5%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year and (b) a number determined by the Registrant’s board of directors.
(5)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”). The number of shares reserved for issuance under the 2017 ESPP will automatically increase on January 1st each year, beginning on January 1, 2018 and continuing through January 1, 2027, by the least of (a) two percent (2%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year, (b) 1,000,000 shares of Common Stock and (c) a number determined by the Registrant’s board of directors.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2004 Plan.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2015 Plan.
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $9.00 per share of Common Stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-220871) declared effective on November 2, 2017.
(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $7.65 per share of Common Stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-220871) declared effective on November 2, 2017 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2017 ESPP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Aquantia Corp. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The Registrant’s prospectus filed on November 3, 2017 pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-220871), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on October 31, 2017 (File No. 001-38270) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

See the description of the Common Stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-220871).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

As of the date of this Registration Statement, a partner of Cooley LLP and GC&H Investments, LLC, an entity that is comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 174,489 shares of the Registrant’s convertible preferred stock, which shares of convertible preferred stock will be converted into 17,448 shares of Common Stock upon the closing of the Registrant’s initial public offering.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the Registrant’s initial public offering provides for the indemnification of its directors to the fullest extent permitted under the Delaware General Corporation Law. The Registrant’s amended and restated bylaws that will be in effect upon the closing of the Registrant’s initial public offering provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

The Registrant has entered into indemnity agreements with each of its directors and officers that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;

•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

•	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination) or a breach of his or her duty of loyalty or resulting in any personal profit or advantage to which the director or officer is not legally entitled;

•	indemnification for proceedings or claims brought by an officer or director against the Registrant or any of the Registrant’s directors, officers, employees or agents, except for (i) claims to establish or enforce a right of indemnification, (ii) claims approved by the Registrant’s board of directors, or (iii) claims required by law;

•	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

•	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

There is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	S-1	333-220871	3.1	October 6, 2017

4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon closing of the Registrant’s initial public offering.	S-1	333-220871	3.2	October 6, 2017

4.3	Amended and Restated Bylaws.	S-1	333-220871	3.3	October 6, 2017

4.4	Form of Amended and Restated Bylaws of the Registrant to be in effect upon closing of the Registrant’s initial public offering.	S-1	333-220871	3.4	October 6, 2017

4.5	Form of Common Stock Certificate of the Registrant.	S-1	333-220871	4.1	October 6, 2017

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Deloitte & Touche LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney. Reference is made to the signature page hereto.

99.1	2004 Equity Incentive Plan, as amended, and Forms of Stock Option Agreement and Notice of Exercise thereunder.	S-1	333-220871	10.2	October 6, 2017

99.2	2015 Equity Incentive Plan, as amended, and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder, and amendments thereto.	S-1	333-220871	10.3	October 6, 2017

99.3	2017 Equity Incentive Plan, and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder.	S-1	333-220871	10.14	October 23, 2017

99.4	2017 Employee Stock Purchase Plan.	S-1	333-220871	10.15	October 23, 2017

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and;

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 3, 2017.

Aquantia Corp.

By:	/s/ Mark Voll
Mark Voll
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Faraj Aalaei and Mark Voll, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Faraj Aalaei	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 3, 2017
Faraj Aalaei

/s/ Mark Voll	Chief Financial Officer (Principal Financial and Accounting Officer)	November 3, 2017
Mark Voll

/s/ Dmitry Akhanov	Director	November 3, 2017
Dmitry Akhanov

	Director	November 3, 2017
Bami Bastani

/s/ Ken Pelowski	Director	November 3, 2017
Ken Pelowski

/s/ Geoffrey G. Ribar	Director	November 3, 2017
Geoffrey G. Ribar

/s/ Ramin Shirani	Senior Vice President, Engineering and Director	November 3, 2017
Ramin Shirani

/s/ Sam Srinivasan	Director	November 3, 2017
Sam Srinivasan

/s/ Anders Swahn	Director	November 3, 2017
Anders Swahn

/s/ Lip-Bu Tan	Director	November 3, 2017
Lip-Bu Tan